FIDELITY BANCORP, INC.
5455 West Belmont Avenue
Chicago, Illinois 60641
(773) 736-4414


December 26, 2001

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Fidelity Bancorp, Inc., the holding company for Fidelity Federal Savings Bank. The annual meeting will be held on Wednesday, January 23, 2002 at 10:00 a.m., local time, at our corporate offices, which are located at 5455 West Belmont, Chicago, Illinois.

     As described in the enclosed proxy statement, matters scheduled to be presented for stockholder action at the annual meeting include the election of two Class II directors and the ratification of Crowe, Chizek and Company LLP as our independent auditors for the fiscal year ending September 30, 2002. Our officers will also present a report on our operations at the meeting. Directors, executive officers and representatives of our independent auditors will be present to respond to appropriate questions.

     The board of directors has determined that approval of the matters to be considered at the meeting is in the best interest of the company and our stockholders. For the reasons set forth in the proxy statement, the board unanimously recommends a vote "FOR" each nominee selected by the board and the ratification of Crowe, Chizek and Company LLP as our independent auditors.

     We hope you will be able to attend the annual meeting in person. Whether or not you expect to attend, we urge you to sign, date and return the enclosed proxy form so that your shares will be represented.

     On behalf of the board of directors and all of our employees, I wish to thank you for your interest and support. I look forward to seeing you at the annual meeting.


Sincerely yours,


Raymond S. Stolarczyk
Chairman of the Board and Chief Executive Officer

FIDELITY BANCORP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on January 23, 2002

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Fidelity Bancorp, Inc. will be held on Wednesday, January 23, 2002, at 10:00 a.m., local time, at our corporate offices, which are located at 5455 West Belmont Avenue, Chicago, Illinois.

     The annual meeting is for the purpose of considering and voting upon the following matters:

     1.   The election of two Class II directors for terms of three years each;

     2. The ratification of Crowe, Chizek and Company LLP as our independent auditors for the fiscal year ending September 30, 2002; and

     3. Other matters as may properly come before the annual meeting or any adjournments or postponements of the meeting.

     The board of directors fixed December 3, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements of the meeting. Only holders of record of our common stock as of the close of business on that date will be entitled to vote at the annual meeting or any adjournments or postponements of the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

By order of the board of directors



Judith K. Leaf
Corporate Secretary
Chicago, Illinois
December 26, 2001

FIDELITY BANCORP, INC.


PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
January 23, 2002


     Fidelity Bancorp, Inc., a Delaware corporation, is the holding company for Fidelity Federal Savings Bank, a federally-chartered stock savings bank. We offer retail and business banking services and products through Fidelity Savings' five full-service branch offices, located in Chicago, Franklin Park, and Schaumburg, Illinois. We also offer brokerage, insurance and annuity products through Fidelity Corporation.

     This proxy statement is being furnished to stockholders in connection with the solicitation by our board of directors of proxies to be used at the annual meeting to be held on Wednesday, January 23, 2002 at our corporate offices located at 5455 West Belmont Avenue, Chicago, Illinois at 10:00 a.m., local time, and any adjournments or postponements of the meeting. The 2001 annual report to stockholders on Form 10-K, including the consolidated financial statements for the fiscal year ended September 30, 2001, accompanies this proxy statement, which is first being mailed to stockholders on or about December 26, 2001.

     The following is information regarding the meeting and the voting process, presented in a question and answer format.

WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY FORM?

     You are receiving a proxy statement and proxy form from us because on December 3, 2001, you owned shares of Federal Bancorp's common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning the matters to assist you in making an informed decision.

     When you sign the enclosed proxy form, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy form, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy form in advance of the meeting just in case your plans change.

     If you have signed and returned the proxy form and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

WHAT MATTERS WILL BE VOTED ON AT THE MEETING?

     You are being asked to vote on the election of two directors of Fidelity Bancorp and the ratification of Crowe, Chizek and Company LLP as our independent auditors for the 2002 fiscal year. These matters are more fully described in this proxy statement.

HOW DO I VOTE?

     You may vote either by mail or in person at the meeting. To vote by mail, complete and sign the enclosed proxy form and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy form to indicate how you want your shares voted, your shares will be voted as you instruct.

     If you sign and return your proxy form but do not mark the form to provide voting instructions, the shares represented by your proxy form will be voted "for" both nominees for director named in this proxy statement and "for" the ratification of our auditors.

     If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as "street name"), you will need to arrange to obtain a proxy from your broker in order to vote in person at the meeting. What does it mean if I receive more than one proxy form?

     It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy forms to ensure that all your shares are voted.
If I hold shares in the name of a broker, who votes my shares?

     If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker's responsibility to vote your shares for you in the manner you direct.

     Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors and the ratification of independent auditors, but cannot vote on non-routine matters, such as an amendment to a stock option plan, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on the ratification of our auditors and your broker does not have discretionary authority to vote on these matters, it will return the proxy form to us, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a "broker non-vote" and will affect the outcome of the voting as described below, under "How many votes are needed for approval of each proposal?" Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on the matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

     If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:
     - signing another proxy with a later date and returning that proxy to our transfer agent;
     -  sending notice to our transfer agent that you are revoking your proxy;
or
     -  voting in person at the meeting.

     If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy. You may contact the transfer agent at the following address:

     Computershare Investor Services
     2 North LaSalle
     Chicago, IL  60602

HOW MANY VOTES DO WE NEED TO HOLD THE ANNUAL MEETING?

     A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

     Shares are counted as present at the meeting if the stockholder either:
     -  is present and votes in person at the meeting; or
     -  has properly submitted a signed proxy form or other proxy.

     On December 3, 2001, the record date, there were 2,022,867 shares of common stock issued and outstanding. Therefore, at least 1,011,434 shares need to be present at the annual meeting.

WHAT HAPPENS IF A NOMINEE IS UNABLE TO STAND FOR RE-ELECTION?

     The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than two nominees. The board has no reason to believe any nominee will be unable to stand for re-election.

WHAT OPTIONS DO I HAVE IN VOTING ON EACH OF THE PROPOSALS?

     You may vote "for" or "withhold authority to vote for" both nominees for director. You may vote "for," "against" or "abstain" on any other proposal that may properly be brought before the meeting.

HOW MANY VOTES MAY I CAST?

     Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy form included with this proxy statement indicates the number of shares owned by an account attributable to you.

     As provided in our certificate of incorporation, holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock (referred to as "the limit"), are not entitled to any vote in respect of the shares held in excess of the limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, the person or entity. Our certificate of incorporation authorizes the board of directors to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and to demand that any person who is reasonably believed to beneficially own common stock in excess of the limit supply information us to enable the board to implement and apply the limit.

HOW MANY VOTES ARE NEEDED FOR APPROVAL OF EACH PROPOSAL?

     The two individuals receiving the highest number of votes cast "for" their election will be elected as directors of Fidelity Bancorp.

     The ratification of our auditors must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter.

WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?

     We will announce voting results at the meeting. The voting results will also be disclosed in our Form 10-Q for the quarter ended March 31, 2002.

WHO BEARS THE COST OF SOLICITING PROXIES?

     We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of Fidelity Bancorp or its subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.




SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as to those persons we believe to be beneficial owners of more than 5% of the outstanding shares of common stock on December 3, 2001. The information below is based upon reports regarding ownership required to be filed with us and with the Securities and Exchange Commission in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, by the beneficial owner.



  Name and Address of               Amount and Nature of      Percent of
  Beneficial Owner                  Beneficial Ownership      Class
  Fidelity Federal Savings Bank
  Employee Stock Ownership
  Plan and Trust
  5455 W. Belmont Avenue
  Chicago, Illinois 60641              239,902 (1)               11.86%

  First Manhattan Co.
  437 Madison Avenue
  New York, New York 10022             198,867 (2)                9.83%

  Raymond S. Stolarczyk
  Chairman of the Board and
  Chief Executive Officer of
  Fidelity Bancorp, Inc.
  5455 W. Belmont Avenue
  Chicago, Illinois 60641             183,312 (3)                9.06%

  Dimensional Investors
  1299 Ocean Avenue
  Santa Monica, CA 90401              122,300 (4)                6.05%

  John Wm.Palmer, Richard J. Lashley
  and Garrett Goodbody
  20 E. Jefferson Avenue, Suite 22
  Naperville, Illinois 60540          171,300 (5)                8.47%

(1) The Human Resource Policy Committee of the board has been appointed to administer the ESOP. An unrelated financial institution has been appointed as the corporate trustee for the ESOP. The committee may instruct the trustee regarding investment of funds contributed to the ESOP. The trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. As of the record date, 290,950 shares of common stock in the ESOP had been allocated to participating employees. Of these, 51,048 shares had been disbursed to retiring participants.
(2) Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2001.
(3) Excludes 23,000 shares held by Bonnie J. Stolarczyk, spouse of Raymond S. Stolarczyk. Includes 39,900 shares held jointly with Ms. Stolarczyk. Ms. Stolarczyk is a director of Fidelity Savings.
(4) Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2001.
(5) Messrs. Palmer, Lashley and Goodbody filed a Schedule 13D with the Securities and Exchange Commission on November 2, 2001. The Schedule 13D was filed by them on behalf of several investment funds and other organizations controlled by either Messrs. Palmer, Lashley or Goodbody.

ELECTION OF DIRECTORS

     Pursuant to our bylaws, the number of directors of Fidelity Bancorp is set at six unless otherwise designated by the board of directors. Each of the six members of the board of directors also presently serves as a director of Fidelity Savings. Directors are elected for staggered terms of three years each, with a term of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

     The two nominees proposed for election as Class II directors at the annual meeting are Edward J. Burda and Patrick J. Flynn. These nominations are not being proposed pursuant to any agreement or understanding between us and any person.

     In the event that any nominee is unable to serve or declines to serve for any reason, the proxies will be voted for the election of another person as may be designated by the present board of directors. The board of directors has no reason to believe that either of the nominees will be unable or unwilling to serve. Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy form, if executed and returned, will be voted FOR the election of the nominees proposed by the board of directors.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
     NOMINEES NAMED IN THIS PROXY STATEMENT

INFORMATION WITH RESPECT TO THE NOMINEES, CONTINUING DIRECTORS, RETIRING DIRECTORS AND OTHER EXECUTIVE OFFICERS

     The following table and related biographical information sets forth the names of the nominees, continuing directors and executive officers, as well as their ages. It also contains a brief description of their business experience for the past five years, including present occupation and employment, the year in which each became a director and the year in which their term as director of Fidelity Bancorp expires. The table also sets forth the amount of our common stock and the percent beneficially owned by each nominee, director and executive officer and all directors and executive officers as a group as of November 16, 2001. No director is related to any other director or executive officer of Fidelity Bancorp by marriage or other family relationship.


                                                                  Amount and
Name, Age and Principal                          Expiration        Nature of
Occupation at Present                             of Term         Beneficial          Percent
and for the Past Five Years                      as Director      Ownership (2)       of Class

Nominees
  CLASS II

  Edward J. Burda                                 2002              5,231                 *
     Director

  Patrick J. Flynn                                2002             10,229                 *
     Director

  CONTINUING DIRECTORS
  CLASS I

  Paul J. Bielat                                  2004             31,229              1.54%
     Director

  Patrick J. Flynn                                2004              5,731                 *
     Director

   CLASS III

   Thomas E. Bentel                               2003             72,861              3.52%
       President and Chief
       Operating Officer


   Raymond S. Stolarczyk                          2003            183,312              8.71%
       Chairman of the Board and Chief
       Executive Officer

OTHER EXECUTIVE OFFICERS

   Elizabeth A. Doolan                                             13,484                 *
       Vice President Finance and Chief
       Financial Officer

  All directors and executive officers as a group                 322,077             14.82%
   (7 individuals)

      *Does not exceed 1.0% of the Company's voting securities.

(1) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting and disposition power as to shares reported. Includes 4,982 presently exercisable options for each of Messrs. Bielat, Flynn, Burda and Kasten, under the Fidelity Bancorp, Inc. 1993 Stock Option Plan for Outside Directors. Includes 80,684 and 45,072 presently exercisable options granted to Messrs. Stolarczyk and Bentel respectively and 4,000 exercisable option granted to Ms. Doolan under our 1993 Incentive Stock Option Plan. Also, includes 19,907 and 20,020 shares awarded to Messrs. Stolarczyk and Bentel respectively and 7,484 to Ms. Doolan shares awarded under the ESOP as of December 31, 2000.

     Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2001, we are not aware that any of our directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended September 30, 2001, with the exception of Mr. Bentel, who reported late two sale transactions with respect to an aggregate of 2,500 shares.

NOMINEES

CLASS II

Patrick J. Flynn, age 59, has been a director of Fidelity Savings and of Fidelity Bancorp since 1993. He is a retired Executive Vice President of McDonalds Corporation. Mr. Flynn is also a director of Chipotle Mexican Grill.


Edward J. Burda, age 63, has been a director of Fidelity Savings since 1997 and was elected director of Fidelity Bancorp in 2000. He is the president and owner of Stangard Steel Corporation, an importer of high grade tool steel that is distributed nationally and internationally.

CONTINUING DIRECTORS

CLASS I

Paul J. Bielat, age 62, has been a director of Fidelity Savings since 1992 and of Fidelity Bancorp since 1993. He is a principal in Compliance Assistance Partners, Inc., a firm engaged in the business of advising banks and thrift institutions regarding regulatory compliance matters. From 1982 to 1991 he held the position of Senior Vice President and Treasurer of the Federal
Home Loan Bank of Chicago.

Richard J. Kasten, age 63, has been a director of Fidelity Bank since 1998 and was elected director of Fidelity Bancorp in 2000. He was a partner with Ernst & Young when he retired in 1989. Mr. Kasten was the president and owner of a fastener manufacturing company from 1990 to 1996 following his retirement from Ernst and Young. He is a member of the American Institute of Certified
Public Accountants and the Illinois Society of Certified Public Accountants.

CLASS III

Thomas E. Bentel, age 55, became Fidelity Savings' Chief Operating Officer in 1987, President in 1991 and has held those same positions for Fidelity Bancorp since 1993. Mr. Bentel was appointed a director of Fidelity Savings in 1988 and of Fidelity Bancorp in 1997. Since 1988 he has served as President and director of Fidelity Corporation, a wholly owned subsidiary of Fidelity Savings. Previously, he was Executive Vice President of Heritage Bancorporation of Chicago. Mr. Bentel is a director of the Illinois League of Financial Institutions and a director and Chairman of the Chicagoland Association of Financial Institutions.

Raymond S. Stolarczyk, age 63, joined Fidelity Savings in 1975 as Vice President-Finance. Prior to 1975, he worked as a Financial Specialist at Ernst & Young. He was promoted to President and director of Fidelity Savings in 1981 and Chief Executive Officer of Fidelity Savings in 1985. In 1991 the board of directors appointed him Chairman of the Board for both Fidelity Savings and Fidelity Corporation, a wholly owned subsidiary of Fidelity Savings. In 1993 Mr. Stolarczyk assumed the additional positions of Chairman of the Board and Chief Executive Officer of the Fidelity Bancorp and Chairman of the Executive Committee. Mr. Stolarczyk is a director of the Federal Home Loan Bank of Chicago and is the Chairman of its Audit Committee. He is the Chairman of the Illinois League of Financial Institutions Trust, elected in 1999. Mr. Stolarczyk also maintains memberships in the Illinois Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

OTHER NAMED EXECUTIVE OFFICERS

Elizabeth A. Doolan, age 38, became the Vice President Finance and Chief Financial Officer for Fidelity Bancorp and Fidelity Savings in 2000. She joined Fidelity Savings as Accounting Manager in 1993 and was promoted to Controller in 1997. Prior to joining Fidelity Savings, Ms. Doolan was a Senior Audit Manager in Financial Services at KPMG LLP, where she worked for seven years. Ms. Doolan is a member of the American Institute of Certified Public Accountants, the Illinois Society of Certified Public Accountants and the Financial Managers' Society.


MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

The board of directors conducts its business through meetings of the board and through activities of its committees. During fiscal 2001, the board of directors held nine meetings. Each of the directors attended at least 75% of the total number of the board meetings held and committee meetings on which such director served during fiscal 2001. The boards of directors of Fidelity Bancorp and Fidelity Savings maintain a number of committees, some of Fidelity Bancorp's committees are described below:

     AUDIT COMMITTEE. The Audit Committee consists of Messrs. Bielat (Chair), Flynn and Kasten. The committee recommends independent auditors to the board, reviews the results of the auditors' services and reviews with management the systems of internal control and internal audit reports. The Audit Committee met five times in fiscal 2001. The committee has adopted a written charter, which sets forth the committee's duties and responsibilities. A copy of the charter is attached to this proxy statement as Exhibit A.

     HUMAN RESOURCE POLICY COMMITTEE. The Human Resource Policy Committee consists of Messrs. Flynn (Chair), Bielat and Burda. The purpose of the committee is to recommend the compensation, pension, benefit and other human resource policies and programs for key executive management personnel to the full board, and to monitor compliance with Fidelity Savings' policies and applicable laws and regulations. This committee met three times in fiscal 2001.

     NOMINATING COMMITTEE. The Nominating Committee for the 2001 annual meeting consisted of Messrs. Bentel, Bielat and Kasten. The committee considers and recommends the nominees for director to stand for election at our annual meeting. Our certificate of incorporation and bylaws also provide for stockholder nominations of directors. Such nominations must be in writing and must otherwise comply with the provisions of Section 6 of our bylaws. See "Additional Information - Stockholder Proposals - Bylaw Requirements." The Nominating Committee met once in fiscal 2001.

DIRECTORS' COMPENSATION

     We do not pay fees for service on the board of directors of Fidelity Bancorp. However, for calendar year 2001, each outside director of Fidelity Savings was paid a monthly retainer of $700 plus a fee of $700 for each board meeting attended. The chairperson of each committee of the board of Fidelity Savings received $350 for each committee meeting attended and committee members received a fee of $300 for each meeting attended. Directors who are officers or executives of Fidelity Savings received no fees for meetings attended.

EXECUTIVE COMPENSATION

HUMAN RESOURCE POLICY COMMITTEE REPORT OF EXECUTIVE COMPENSATION

     The incorporation by reference of this proxy statement into any document filed by us with the Securities and Exchange Commission shall not be deemed to include the following report or stock performance graph and related information unless such report and graph are specifically stated to be incorporated by reference into such document.

     Under rules established by the Securities and Exchange Commission, we are required to provide certain data and information with regard to the compensation and benefits provided to our Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Human Resource Policy Committee, at the direction of the board of directors, has prepared the following report for inclusion in this proxy statement.

     COMPENSATION REPORT. The Human Resource Policy Committee is responsible for establishing the compensation levels and benefits of executive officers of Fidelity Bancorp and Fidelity Savings. The committee is comprised solely of independent directors. The board has delegated to the committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with our performance, the compensation policy, competitive practices and the requirements of appropriate regulatory agencies. Non-employee directors who do not sit on the committee also participate in executive compensation decision-making through the review and ratification of the committee's recommendations.

     EXECUTIVE COMPENSATION POLICY. For the past fiscal year, the committee established the following goals for consideration in setting executive officer compensation:
     - to provide motivation for the executives to increase stockholder value by linking a portion of their compensation to income and other key metrics;

     - to provide financial rewards for those executives whose performance had a significant impact on corporate profitability;

     - to reward individual performance and the performance of Fidelity Savings; and

     - to provide competitive compensation in order to attract and retain key personnel.

     At the conclusion of fiscal 2000, two of the compensation issues addressed by the committee with respect to the executive officers were the decision to grant a cash bonus based upon financial results and the determination of appropriate levels of executive compensation for calendar 2001. To evaluate the accomplishments achieved by the executives for fiscal year 2000, the committee took into consideration goals as stated in our 2000 Financial Plan. One of the key factors that the committee considered with respect to evaluating the performance of the Chief Executive Officer was earnings per share. At the end of the 2000 fiscal year the $1.96 earnings per share figure represented a $0.20 per share, or 11%, increase above the prior fiscal year's figures. Net income increased by $112,000 or 3% over 1999 figures. Several of the Bank's operating goal achievements had a direct impact on these increases. The committee considered these results and in light of external interest rate factors they felt satisfied with the accomplishments made by Fidelity Bancorp and Fidelity Savings and determined that these goals would not have been met without the leadership of the chief executive and the other officers. In addition, all goals were achieved while maintaining safety and soundness standards. Therefore, for 2000, the committee approved the granting of a cash bonus for Raymond S. Stolarczyk, Chairman of the Board/Chief Executive Officer, Thomas E. Bentel, President/Chief Operating Officer and Elizabeth A. Doolan, Vice President Finance/Chief Financial Officer, in the amounts of $15,000, $12,000 and $3,000, respectively.

     Chief Executive Officer.   Based upon the accomplishments achieved by
Fidelity Bancorp and Fidelity Savings for fiscal year 2000, the committee increased the base salary of the Chief Executive Officer to $232,000 effective
January 1, 2001.   This was a 4% increase from the 2000 level.

     Other Executive Officers. The base salaries of the President/Chief Operating Officer and the Vice President-Finance were increased an average of
4.5% from the 2000 level.   These increases also took effect on January 1,
2001.

     HUMAN RESOURCE POLICY COMMITTEE:

     Patrick J. Flynn (Chair)
     Paul J. Bielat
     Edward J. Burda

Stock Performance Graph

     The following table shows a comparison of our cumulative return since our initial public offering with the cumulative total returns of both a broad market and a peer group index. The broad market index chosen was the Nasdaq Market Index and the peer group index chosen was the Media General Industry Group, which is comprised of savings and loan holding companies. The data was supplied by Media General Financial Services.


COMPARISON OF FIVE YEAR CUMULATIVE RETURN
AMONG FIDELITY BANCORP, INC., PEER GROUP INDEX
AND BROAD MARKET INDEX


                           FIDELITY        PEER           BROAD
                           BANCORP,        GROUP          GROUP
MEASUREMENT PERIOD         INC.            INDEX          INDEX


9/30/96                     100.00          100.00         100.00
9/30/97                     158.68          169.69         135.92
9/30/98                     134.23          149.73         141.25
9/30/99                     108.53          144.00         228.51
9/30/00                     117.73          175.95         312.59
9/30/01                     156.71          234.69         128.07


SUMMARY COMPENSATION TABLE. The following table sets forth the compensation paid by us, including by our subsidiaries, for officers who received a total annual salary and bonus in excess of $100,000. Three fiscal years, ending with September 30, 2001 are represented for the Chief Executive Officer and President and Chief Operating Officer. One fiscal year, ending with September 30, 2001 is represented for the Vice President Finance and Chief Financial Officer.

                                                                                Long Term Compensation
                                       Annual Compensation                        Awards            Payouts
                                                                                       Securities
                                                                           Restricted  Underlying           All Other

                                                            Other Annual    Stock     Options/     LTIP    Compen-
Name and Principal                Fiscal                     Compensation    Awards      SARs       Payouts sation
Position                          Year   Salary($)   Bonus($)   ($)         ($)(1)      (#)(2)      ($)    ($)(3)
                                         C>
Raymond S. Stolarczyk             2001   $229,346    $70,000   $--            --          --         --     $35,642
Chairman of the Board             2000    222,800     15,000    --            --          --         --      48,499
and Chief Executive Officer       1999    220,950     64,890    --            --          --         --      47,445

Thomas E. Bentel                  2001    179,890     50,000    --            --          --         --      35,642
President and Chief               2000    173,700     12,000    --            --          --         --      48,499
Operating Officer                 1999    172,249     42,150    --            --          --         --      47,445

Elizabeth A. Doolan               2001     90,491     20,000    --            --          --         --      17,205
Vice President Finance            2000       --         --      --            --          --         --        --
Chief Financial Officer           1999       --         --      --            --          --         --        --


(1) The variance between 1999 and 2000 salaries for Messrs. Stolarczyk and Bentel was due to payroll scheduling.
(2) Represents the fair market value as of the end of the 2001, 2000 and 1999 fiscal years for shares granted under the ESOP during each year respectively. Fair market value for the total shares held under the ESOP at September 30, 2001 were the following: Mr. Stolarczyk -- $462,930, Mr. Bentel -- $465,558, Ms. Doolan -- $174,003.
(3) Ms. Doolan became the Vice President Finance and Chief Financial Officer in 2000.

EMPLOYMENT AGREEMENTS

     We have employment agreements with Messrs. Stolarczyk and Bentel. The employment agreements are intended to ensure that we will be able to maintain a stable and competent management team. The employment agreements provide for three year terms. Commencing on the expiration of the term and continuing each anniversary date thereafter, the term of each agreement is automatically extended for an additional year unless written notice of non-renewal is given by the board of directors after conducting a performance evaluation of the respective executive. In addition to specifying base salary, which is subject to annual review by the board of directors, the employment agreements provide for, among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreements provide for termination by us for cause at any time. In the event we choose to terminate the executive's employment for reasons other than for cause or disability, or in the event of the executive's resignation upon: (i) failure to re-elect the executive to his current office; (ii) a material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment or material reduction in benefits or perquisites;
(iii) the liquidation or dissolution of Fidelity Bancorp or Fidelity Savings; or (iv) a breach of the agreement by us, the executive or, in the event of death, his beneficiary, is entitled to receive an amount equal to the remaining payments, including base salary, bonuses and other payments and health benefits due under the remaining term of the respective agreement.

     If termination of employment follows a change in control of Fidelity Bancorp or Fidelity Savings, as defined in the agreements, the executive or, in the event of death, his beneficiary, would be entitled to a payment equal to the greater of: (i) payments due for the remaining term of the agreement or
(ii) three times his average annual compensation over the three years preceding his termination of employment. We would also continue the executive's life, health and disability coverage for the remaining unexpired term of the agreement to the extent allowed by the plans or policies maintained by us from time to time. In the event of a change in control, based upon he past fiscal year's salary and bonus, Messrs. Stolarczyk and Bentel would receive approximately $673,096 and $525,839 respectively, in severance payments, in addition to other cash and noncash benefits, under the agreements. We have guaranteed payments to the executive under Fidelity Savings' agreements in the event that payments or benefits are not paid by Fidelity Savings.

DEFINED BENEFIT PLAN

     Fidelity Savings maintains a non-contributory defined benefit plan. All employees credited with 1,000 or more hours of employment during a twelve month period with Fidelity Savings and have attained age 21 are eligible to participate in the retirement plan.

     The normal retirement age is 65 years. The retirement benefit provided is based on the highest consecutive five-year average salary and years of benefit service, as shown in the following table. Retirement plan benefits are also payable upon termination due to late retirement and death. Upon termination of employment, other than as specified above, a participant who was employed by Fidelity Savings for a minimum of five years is eligible to receive his or her accrued benefit, reduced for early retirement, or a deferred retirement benefit commencing on the participant's normal retirement date. Benefits are payable in various annuity forms, as well as in the form of a single lump sum payment. Fidelity Savings made no contributions to the plan for the fiscal year ended September 30, 2001. Under the applicable accounting rules, Fidelity Savings accrued $94,700 with respect to the retirement plan for the twelve month period ended September 30, 2001.

     The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his or her retirement benefit in the standard form, assuming various specified levels of plan compensation and various specified years of credited service.


                 15 Years      20 Years    25 Years    30 Years     35 Years
Average          Credited      Credited    Credited    Credited     Credited
Compensation     Service       Service     Service     Service      Service
$25,000          $3,750        $5,000      $6,250      $7,000       $8,750
 50,000           7,500        10,000      12,500      15,000       17,500
 75,000          11,250        15,000      18,750      22,500       26,250
100,000          15,000        20,000      25,000      30,000       35,000
150,000          22,500        30,000      37,500      45,000       52,500


The following table sets forth the years of credit service (i.e., benefit service) as of the fiscal year ended September 30, 2001 for each of the executive officers.

                                       Credited Service
                                       Years           Months
          Raymond S. Stolarczyk        25                0

          Thomas E. Bentel             19                0

          Elizabeth A. Doolan           6                6



SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Fidelity Savings also maintains a Supplemental Executive Retirement Plan, a nonqualified, unfunded retirement program within the meaning of the Employee Retirement Income Security Act. The SERP is intended to provide retirement benefits and preretirement death and disability benefits to Raymond S. Stolarczyk and Thomas E. Bentel. Fidelity Savings accrued $124,222 with respect to the SERP for the twelve month period ended September 30, 2001.

     At the normal retirement age of 65 years old, the SERP is designed to provide a 20 year fixed annuity payable monthly. This amount shall represent 55% of the average compensation of the participant as of his normal retirement date, reduced by the actuarial equivalent of the benefit actually payable to the participant under the retirement plan.

     A participant who separates from service prior to the normal retirement date shall be entitled to a benefit equal to the actuarial equivalent of the participant's accrued benefit, determined at the time of separation. Accrued benefit means the supplemental benefit of a participant, payable in the normal form, multiplied by a fraction the numerator of which is the number of completed years of participation on the date of determination and the denominator of which is the number of his or her expected completed years of participation projected to his or her normal retirement date. A participant shall, at all times, be 100% vested in his or her accrued benefit.

     If a participant dies prior to the time benefits under the SERP commence, the amount of his pre-retirement death benefit shall be equal to the value of the supplemental benefit calculated as if the participant had terminated his employment on his or her normal retirement date. If a participant becomes disabled prior to the normal retirement date, he or she shall be entitled to a benefit equal to the actuarial equivalent of the participant's accrued benefit, calculated as if such participant had terminated employment on that date.

INCENTIVE STOCK OPTION PLAN

     We maintain the Incentive Stock Option Plan, which provides discretionary awards to certain officers and key employees as determined by the Human Resource Policy Committee, which administers the option plan. No grants were made under the option plan in the fiscal year ended September 30, 2001.

     The following table provides certain information with respect to the number of shares of common stock represented by outstanding stock options held by the named executive officers as of September 30, 2001. Also reported are the values for "in-the-money" options, which amounts represent the positive spread between the exercise price of any such existing stock options and the fiscal year-end price of common stock. During the fiscal year ended September 30, 2001, Messrs. Stolarczyk and Bentel exercised 10,000 and 5,500 shares respectively.



     AGGREGATE OPTION EXERCISES IN FISCAL YEAR
     AND FISCAL YEAR-END OPTION VALUES



                        Shares
                       Acquired                   Number of Securities          Value of Unexercised
                          on     Value           Underlying Unexercised         In-The-Money Options
 Name                  Exercise  Realized      Options at Fiscal Year End       at Fiscal Year End
                         (#)       ($)                 (#) (1)                        ($) (2)

                                              Exercisable    Unexercisable   Exercisable   Unexercisable
Raymond S. Stolarczyk    10,000  $108,125      80,684             --          $1,069.063        --
Thomas E. Bentel          5,500  $ 65,937      47,572             --          $  630,329        --
Elizabeth A. Doolan        --       --          4,000             --          $   53,000        --


(1)  All options will expire ten years from the date of grant.
(2) Represents the per share market value of the common stock at fiscal year end ($23.25) minus the exercise price per share ($10.00).

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989, requires that all loans or extensions of credit to executive officers and directors be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of Fidelity Savings' capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.

     Any loans made by Fidelity Savings to our directors and officers are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. As of September 30, 2001, Edward J. Burda, a director of Fidelity Bancorp and Fidelity Savings, had a residential mortgage with Fidelity Savings with a $106,227 balance. The terms of the mortgage are comparable with terms of loans made to other unrelated persons.

AUDIT COMMITTEE REPORT

     The incorporation by reference of this proxy statement into any document filed by us with the Securities and Exchange Commission shall not be deemed to include the following report and related information unless such report is specifically stated to be incorporated by reference into such document.

     The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financials and
recommends to the board that they be included in our annual report on   Form
10-K. The committee is comprised solely of independent directors.

     The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended September 30, 2001 with our management and Crowe, Chizek and Company LLP, our independent auditors. The committee has also discussed with Crowe, Chizek and Company LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from the auditors required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and Crowe, Chizek and Company LLP, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended September 30, 2001 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Paul J. Bielat (Chair)
Patrick J. Flynn
Richard J. Kasten


RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Our independent auditors for the fiscal year ended September 30, 2001 were Crowe, Chizek and Company LLP. Our board of directors has reappointed Crowe, Chizek and Company LLP to continue as independent auditors for us for the fiscal year ending September 30, 2002. The stockholders have the opportunity to ratify the appointment of Crowe, Chizek and Company LLP through voting for the appointment on the enclosed proxy. If the appointment is not ratified by our stockholders, the board of directors will take the stockholders' action under advisement and may reevaluate the appointment.


ACCOUNTANT FEES


     AUDIT FEES. The aggregate fees and expenses billed by Crowe, Chizek and Company LLP in connection with the audit of our annual financial statements as of and for the fiscal year ended September 30, 2001 and for the required review of our financial information included in our Securities and Exchange Commission filings for the fiscal year 2001 was $51,950.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. There were no fees incurred for these services for the fiscal year 2001.

     ALL OTHER FEES. The aggregate fees and expenses billed by Crowe, Chizek and Company LLP for all other services rendered to us during the fiscal year ended September, 2001 was $38,460.

     The Audit Committee, after consideration of the matter, does not believe that the rendering of these services by Crowe, Chizek and Company LLP to be incompatible with maintaining Crowe, Chizek and Company LLP's independence as our principal accountant.

 CHANGE IN AUDITORS

     In 1999, we replaced KPMG LLP with Crowe, Chizek and Company LLP as our independent auditors for the fiscal year ending September 30, 2000. The decision to engage new auditors was recommended by our Audit Committee and approved by the board of directors based upon the periodic review of our accounting and tax service providers.

     The reports of KPMG on our consolidated financial statements for the years ended September 30, 1999 and September 30, 1998 did not contain an adverse opinion or a disclaimer of opinion, and the reports were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our financial statements for each of the fiscal years ended September 30, 1999 and September 30, 1998, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of KPMG would cause KPMG to make reference to the matter in their report.

     During the fiscal years ended September 30, 1999 and September 30, 1998, we did not consult Crowe, Chizek and Company LLP regarding any matter that was either the subject of disagreement or a reportable event, nor did we consult Crowe, Chizek and Company LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements and no written report or oral advice was provided which was an important factor considered in reaching a decision as to any accounting, auditing or financial reporting issue.

     Representatives from Crowe, Chizek and Company LLP will be present at the annual meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF CROWE, CHIZEK AND COMPANY LLP AS OUR INDEPENDENT AUDITORS


ADDITIONAL INFORMATION

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING

     The board of directors knows of no business that will be presented for consideration at the annual meeting other than as stated in this proxy statement and the attached notice. If, however, other matters are properly brought before the annual meeting, it is the intention of the proxy holders to vote the shares represented by the proxies on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

     To be considered for inclusion in the proxy statement and proxy relating to the annual meeting to be held in 2003, stockholder proposals must be received by our corporate secretary at the address set forth on the first page of this proxy statement, not later than August 27, 2002. Any such proposal will be subject to the provisions of our bylaws and the Securities Exchange Act's rules and regulations.

     BYLAW REQUIREMENTS. Section 6 of our bylaws provides an advance notice procedure for a stockholder to properly nominate directors or bring other business before an annual meeting. Nominees for director must be Illinois residents. The stockholder must give advance written notice to our corporate secretary not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which our notice to stockholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by a stockholder must include the stockholder's name and address, as it appears on our record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of our capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the board, certain additional information regarding the nominee must also be provided, as set forth in Section 6 of the bylaws. Additionally, we are not required to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established under applicable state laws and the rules and regulations of the Securities and Exchange Commission in effect at the time such proposal is received.

By order of the board of directors


Judith K. Leaf
Corporate Secretary
Chicago, Illinois
December 26, 2001


YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING
IN PERSON.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL
MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE
ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.